SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2006

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The proxy statement for Ambac Financial Group Inc.’s 2006 Annual Meeting of Stockholders referenced the categorical standards used by our Board of Directors (the “Board”) to assist in assessing director independence, and it advised our stockholders that the categorical standards are available on our website.

Section 303A.02(a) of the Listed Company Manual of the New York Stock Exchange (the “NYSE”) specifically authorizes boards of directors of companies listed for trading on the NYSE to adopt and disclose categorical standards to assist in making determinations of director independence. On August 16, 2006, we received notice from the NYSE that Section 303.A.02(a) requires us to publish the categorical standards of director independence in the proxy statement rather than disclose them by reference.

While we do not believe our disclosure was materially different from the disclosure required by the NYSE Listed Company Manual, we have, in consultation with the NYSE, determined to make this disclosure consistent with those requirements by filing this current report on Form 8-K.

Our Corporate Governance Guidelines provide that the Board shall perform an annual review of the independence of all directors and nominees, and the Board shall affirmatively determine that to be considered independent, a director must not have any direct or indirect material relationship with Ambac. Our Corporate Governance Guidelines include the following categorical standards designed to assist the Board in assessing director independence:

1. In no event will a director be considered independent if, within the preceding three years:

(i)	the director was employed by Ambac;

(ii)	an immediate family member of the director was employed by Ambac as an executive officer;

(iii)	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from Ambac (other than directors fees and pension or other forms of deferred compensation for prior service with Ambac);

(iv)	the director was affiliated with or employed by Ambac’s independent auditor;

(v)	an immediate family member of the director was affiliated with or employed by Ambac’s independent auditor as a partner, principal, manager, or in any other professional capacity; or

(vi)	an executive officer, of Ambac was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.

2. Audit and Risk Assessment Committee members may not have any direct or indirect financial relationship whatsoever with Ambac other than as directors, and may not be affiliated persons of Ambac. Audit and Risk Assessment Committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other in-kind consideration ordinarily available to directors, and fixed amounts of compensation for prior service with Ambac.

3. The following commercial relationships will not be considered to be material relationships that would impair a director’s independence:

(vii)	if a director is an executive officer or employee, or an immediate family member of a director of Ambac is an executive officer, of another company that does business with Ambac and the annual sales to, or purchases from, Ambac are less than one million dollars ($1,000,000) or are less than one percent of the annual revenues of the company for which the director or the director’s immediate family member serves as an executive officer or employee, as applicable; or

(viii)	if a director or an immediate family member of a director of Ambac is an executive officer of another company which is indebted to Ambac, or to which Ambac is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer.

4. The following not-for-profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of Ambac, or a director’s spouse, serves as an executive officer of a not-for-profit organization, and Ambac’s discretionary charitable contributions to the organization, in the aggregate, are less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues.

5. Annually, the Governance Committee will review all commercial and charitable relationships of directors to determine whether directors meet the categorical independence tests described in paragraphs 3 and 4. The Board may determine that a director who has a relationship that exceeds the limits described in paragraph 3 (to the extent that any such relationship would not constitute a bar to independence under the New York Stock Exchange listing standards) or paragraph 4, is nonetheless independent. Ambac will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 3 or 4.

6. Ambac will not make any personal loans or extensions of credit to directors or executive officers.

7. To help maintain the independence of the Board, all directors are required to deal at arms length with Ambac and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: August 22, 2006

	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel